Exhibit (k)(6)
[            ], 2007
Highland Distressed Opportunities, Inc.
13455 Noel Road, Suite 800
Suite 1300
Dallas, Texas 75240
Re: Highland Distressed Opportunities, Inc.
Dear Ladies and Gentlemen:
     In consideration of your appointing us investment adviser of Highland Distressed Opportunities, Inc. (the “Company”) pursuant to the Company’s Investment Advisory and Management Agreement of today’s date between the Company and us (the “Agreement”), we hereby agree to waive or reimburse the Company for the Base Management Fee (as defined in the Agreement) in the amounts equal to the following:
          (i) all (100%) of the Company’s Base Management Fee otherwise payable during the period commencing from today’s date until [date that is three months from the commencement date], 2007; and
          (ii) half (50%) of the Company’s Base Management Fee that is otherwise payable during the next three months.
     Please indicate your agreement by signing and returning to us a copy of this letter.

Very truly yours, HIGHLAND CAPITAL MANAGEMENT, L.P.
By:
James D. Dondero
President and Managing Partner

Agreed to and accepted as of                      2007:
HIGHLAND DISTRESSED OPPORTUNITIES, INC.

By:

Name:

Title:

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